Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Global Growth Fund
Nuveen International Growth Fund
Nuveen Santa Barbara Dividend Growth Fund
Nuveen Santa Barbara Global Dividend Growth Fund
Nuveen Santa Barbara International Dividend Growth Fund
Nuveen Tradewinds Emerging Markets Fund
Nuveen Tradewinds Global All-Cap Fund
Nuveen Tradewinds International Value Fund
Nuveen Tradewinds Japan Fund
Nuveen Winslow Large-Cap Growth Fund, each a series of

      Nuveen Investment Trust II (the  Trust )

811-09037


We hereby incorporate by reference a new
Investment Advisory Agreement and a new Sub-
Advisory Agreement for each Fund.  The new
Investment Advisory Agreement was filed as Exhibits 99D.1 and 99D.2 under Conformed
Submission Type 485BPOS, accession number
0001193125-14-427692, on November 28, 2014.
New Sub-Advisory Agreements for each of the above-listed Funds were filed as Exhibits 99D.3, D.5, D.6 and D.7 in the same filing.